Exhibit 8.1

[LETTERHEAD OF OSLER, HOSKIN & HARCOURT LLP]

March 14, 2007

Direct Dial: (212) 907-0516

Our Matter Number: 1061926

Fording Canadian Coal Trust

Suite 1000, 205 – 9th Avenue SE
Calgary, Alberta

Canada  T2G 0R3

Ladies and Gentlemen:

Fording Canadian Coal Trust – Dividend Reinvestment Plan

We have acted as United States federal income tax counsel for Fording Canadian Coal Trust (the “Trust”) in connection with the filing of a registration statement on Form F-3 (the “Registration Statement”) on or about the date hereof with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in respect of 10,000,000 trust units (the “Trust Units”) issuable pursuant to the Trust’s premium distributionTM and dividend reinvestment plan (the “Plan”).

We have been requested to render our opinion as to certain tax matters in connection with the Registration Statement.  Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Registration Statement.

In rendering our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements and other documents as we have deemed relevant and necessary and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.  In our examination, we have assumed, without independent verification, (i) the authenticity of original documents, (ii) the accuracy of copies and the genuineness of signatures, (iii) that the execution and delivery by the Trust of each document to which it is a party and the performance by such party of its obligations thereunder have been authorized by all necessary measures and do not violate or result in a breach of or default under such party’s certificate or instrument of formation and by-laws or the laws of such party’s jurisdiction of organization, (iv) that each such agreement represents the entire agreement between the parties with respect to the subject matter thereof, (v) the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein and (vi) the transactions provided for by each agreement were and will be carried out in accordance with their terms.

The opinion set forth below is limited to the Internal Revenue Code of 1986, as amended, final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements or practices, and judicial decisions, all as of the date hereof.  The statutory provisions, regulations, decisions and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively.  Any such change would affect the continuing validity of the opinion set forth below.

The opinion set forth herein has no binding effect on the United States Internal Revenue Service or the courts of the United States.   No assurance can be given that, if the matter were contested, a court would agree with the opinion set forth herein.

Based upon and subject to the foregoing, and subject to the qualifications set forth herein, we hereby confirm that the discussion set forth under the caption “United States Federal Income Tax Considerations” in the Registration Statement, insofar as such discussion addresses matters of United States federal income tax law, is our opinion.  Such discussion does not, however, purport to discuss all United States federal income tax consequences and is limited to those United States federal income tax consequences specifically discussed therein and subject to the qualifications and assumptions set forth therein.

In giving the foregoing opinion, we express no opinion other than as to the federal income tax laws of the United States of America.

Furthermore, in rendering our opinion, we have made no independent investigation of the facts referred to herein and have relied for the purpose of rendering this opinion exclusively on those facts that have been provided to us by you and your agents, which we assume have been, and will continue to be, true.

We are furnishing this letter in our capacity as United States federal income tax counsel to the Trust.  This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below.  We assume no responsibility to advise you of any subsequent changes in existing laws or facts, nor do we assume any responsibility to update this opinion.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.  The issuance of such consent does not concede that we are an “expert” for purposes of the Securities Act.

Yours very truly,

/s/ OSLER, HOSKIN & HARCOURT LLP

WJC